                                  Exhibit 21.01
                                 THE 3DO COMPANY
                         SUBSIDIARIES OF THE REGISTRANT


       Subsidiary                                        Jurisdiction of Incorporation

     The 3DO Company                                      California

     Studio 3DO K.K.                                      Japan

     3DO Europe, Ltd.                                     United Kingdom
